EXHIBIT 1.1

  K N ENERGY SUBSIDIARIES COMPLETE ACQUISITION OF GAS RESERVES

Lakewood, CO - K N Energy, Inc. (NYSE - KNE) today announced that K N's gas reserves development subsidiaries, K N Production Company and GASCO, Inc., have finalized the previously disclosed acquisition of a substantial portion of the gas reserves and production of Fuel Resources Development Co. (Fuelco), a subsidiary of Public Service Co. of Colorado.

This acquisition further positions K N Energy to benefit from development of natural gas reserves and related gas gathering and processing in the Rocky Mountain region and is an additional step in the Company's strategic growth focus on natural gas business opportunities.

The properties are located near existing K N operations in western Colorado and in the Moxa Arch region of southwestern Wyoming, both prolific natural gas areas. Total net reserves are approximately 50 billion cubic feet equivalent of natural gas, approximately 90 percent of which is gas. No purchase price has been disclosed.

K N Energy, with operations in seven states, supplies natural gas to residential, commercial, industrial and agricultural customers through three pipeline systems. Principal operations serve over 340 communities and 230,000 direct customers in Colorado, Kansas, Nebraska and Wyoming. Operating one of the 10 longest natural gas pipeline systems in the United States, K N Energy has annual sales exceeding $470 million and assets of approximately $640 million.
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Release Date:  Immediate Release - Tuesday, February 1, 1994
Contact:       Dick Buxton or Dave Loiseau  - (303) 989-1740